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                                                                    EXHIBIT 99.2

                    SENTIENT NETWORKS, INC. 1997 STOCK PLAN:

                            SUMMARY OF STOCK PURCHASE


By your signature and the signature of the Company's representative below, you and the Company agree that you are purchasing shares subject to the terms and conditions of the 1997 Stock Plan and the Stock Purchase Agreement, both of which are attached to and made a part of this document.


        Name of Purchaser:                   [Name]

        Total Number of Purchased Shares:    [TotalShares]

        Purchase Price Per Share:            $[PricePerShare]

        Date of Purchase:                    [DatePurchase]

        Vesting Commencement Date:           [VestComDate]

        Vesting Schedule:                    The Right of Repurchase shall lapse
                                             with respect to the first 20% of
                                             the Purchased Shares upon the
                                             Purchaser's completion of 12 months
                                             of Service from the Vesting
                                             Commencement Date and an additional
                                             1/60 of the Purchased Shares on the
                                             [VestDay] day of each month
                                             thereafter.


PURCHASER:                                   SENTIENT NETWORKS, INC.

                                             By:
---------------------------------               --------------------------------
                                             Title:
---------------------------------                  -----------------------------
Print Name